QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.20

AMENDMENT to EMPLOYMENT AGREEMENT
between
TENFOLD CORPORATION and NANCY M. HARVEY

        This Amendment to Employment Agreement between TenFold Corporation (the "Company") and Nancy M. Harvey ("Employee"), dated January 11, 2001 (the "Amendment") is effective as of February 28, 2002.

        For value received, the sufficiency of which is hereby acknowledged, the parties hereby agree to amend the Employment Agreement between TenFold Corporation and Nancy M. Harvey (the "Agreement") as follows. The capitalized terms used below shall have the meaning assigned to them in the Agreement, unless specifically defined in this Amendment. Any conflict between the Agreement and this Amendment shall be governed by this Amendment.

        Paragraph 4(d) of the Agreement provides Employee with an opportunity to earn an annual cash bonus each year during the term of the Agreement (the "Annual Bonus"). Employee's entitlement to and the amount of such Annual Bonus is determined in the reasonable discretion of the Compensation Committee. The parties hereby agree that Employee's Annual Bonus for 2001 shall be in the form of a stock option grant of one million (1,000,000) shares of the Company's common stock (the "Annual Bonus Stock Option"). Therefore, notwithstanding the Company's performance, Employee shall not receive any cash bonus for 2001. The option grant shall only become effective when approved by the Company's Board of Directors and Compensation Committee. Upon such approval, Employee agrees to accept the Annual Bonus Stock Option as her Annual Bonus for 2001, and agrees to waive any and all claims she may otherwise have to an Annual Bonus for 2001.

        The parties further agree that upon approval by the Company's Board of Directors and Compensation Committee, the Annual Bonus Stock Option granted to Employee shall vest according to the following schedule: 200,000 shares shall vest on January 1, 2002. The remaining eighty percent (80%) of the shares shall vest in sixteen (16) equal quarterly installments, beginning on March 31, 2002. The Company and Employee agree that the Annual Bonus Stock Options option agreement shall provide that in the event of a Change of Control all of the shares under such option grant shall become fully exercisable five (5) days before a Change in Control and shall remain exercisable for a period of one (1) year following the Change of Control event.

        In addition, the parties agree that Paragraph 4(c) of the Agreement is hereby superseded and replaced in its entirety as set forth below. As amended, Paragraph 4(c) shall be effective as of January 11, 2001. Employee expressly waives any vesting rights previously granted under Paragraph 4(c) and agrees that that Paragraph 4(c), as amended, fully and accurately states Employee's rights with regard to the stock option previously granted by Paragraph 4(c).

        c.    STOCK OPTIONS AND OTHER INCENTIVE PROGRAMS. The Company and Employee each acknowledges that the Company has previously granted Employee the following options to purchase of the Company's common stock: (i) an option to purchase 300,000 shares on September 10, 2000 at $9.81 per share; and (ii) an option to purchase 1,000,000 shares on December 15, 2000 at $1.625 per share (collectively, the "Preexisting Options"). Employee has not purchased any shares granted under any of the Preexisting Options. Except as otherwise provided in this subsection, the Preexisting Options shall remain in full force and effect. Employee shall be eligible to participate in the Company's Stock Option Plan, Employee Stock Purchase Plan, and any other incentive programs available to officers or employees of the Company. Employee shall be awarded an option to purchase one-million (1,000,000) shares (as adjusted for any stock split or similar event) of the Company's common stock on the date this Agreement is approved by the Compensation Committee. Such option shall provide for an exercise price equal to the stock's fair market value on the grant date, and shall first become exercisable to the extent of 250,000 shares on January 11, 2001. The remaining 750,000 shares shall become exercisable in twelve (12) equal quarterly installments, beginning on March 31,

2001; provided, however, that such option shall become fully exercisable five (5) days before a Change in Control. The option shall be an incentive stock option described in Internal Revenue Code §422 to the maximum extent allowable, which may require separate option agreements. Options previously granted Employee shall remain in full force and effect. The Company and Employee hereby revise and amend the Preexisting Options option agreements so that in the event of a Change of Control all of the shares under such option grants shall become fully exercisable five (5) days before a Change in Control and shall remain exercisable for a period of one (1) year following the Change of Control event.

        Except for the specific amendments set forth above, all terms and conditions of the Agreement shall remain in full force and effect.

        This Amendment constitutes the entire agreement of the parties as to its subject matter and supersedes all oral negotiations and prior writings with respect to such subject matter. This Amendment may not be further amended, modified or canceled except by a writing duly executed by both parties hereto.

        The parties have executed this Amendment as of the date first written above.

TenFold Corporation:

By: Jeffrey L. Walker, Chairman
Employee:

Nancy M. Harvey

QuickLinks

  EXHIBIT 10.20
AMENDMENT to EMPLOYMENT AGREEMENT between TENFOLD CORPORATION and NANCY M. HARVEY